EXHIBIT C

AMENDMENT NO. TWO
TO THE
MDI, INC.
2002 STOCK INCENTIVE PLAN

MDI, Inc. (the “Company”) hereby amends the MDI, Inc. 2002 Stock Incentive Plan (the “Plan”), effective as set forth herein.

W I T N E S S E T H:

WHEREAS, the Plan was adopted by the Company and approved by the Company’s stockholders in 2002 as an amendment and restatement of the Ultrak, Inc. 1988 Non-Qualified Stock Option Plan; and

WHEREAS, the Company desires to amend the Plan in certain respects as set forth herein;

NOW, THEREFORE, pursuant to the provisions of Section 16 of the Plan, the Company amends the Plan as follows:

1. The first sentence of Section 5 of the Plan hereby is amended by restatement in its entirety, effective November 13, 2008, to read as follows:

Subject to adjustment pursuant to Section 11(a) hereof, the total amount of Common Stock with respect to which Awards may be granted under the Plan shall not exceed 15,000,000 shares.

IN WITNESS WHEREOF, the Company has caused this Amendment No. One to be executed and effective as of the 13th day of November, 2008.

MDI, INC.

By:___________________
J. Collier Sparks, Chief Executive Officer

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